Product Supplement No. FX MITTS-1 (To Prospectus dated July 19, 2013 and Series A Prospectus Supplement dated July 19, 2013) October 25, 2013	Filed Pursuant to Rule 424(b)(2) File Number 333-190038

Currency Market Index Target-Term Securities® “Currency MITTS®”

•	Currency MITTS are unsecured senior notes issued by Barclays Bank PLC. Any payments due on Currency MITTS, including any repayment of principal, will be subject to the credit risk of Barclays Bank PLC.

•	Currency MITTS may not guarantee full return of principal at maturity, and we will not pay interest on Currency MITTS. Instead, the return on Currency MITTS will be based on the performance of an underlying “Exchange Rate Measure,” which measures the value of an investment in a currency or a basket of currencies relative to another currency, based on the exchange rates of the relevant currencies.

•	If the value of the Exchange Rate Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple (the “Participation Rate”) of that increase. The Participation Rate will be greater than or equal to 100%. The Redemption Amount may also be subject to a specified cap (the “Capped Value”).

•	If the value of the Exchange Rate Measure does not change or decreases from its Starting Value, you will receive a Redemption Amount that is no less than the minimum redemption amount per unit (the “Minimum Redemption Amount”). The Minimum Redemption Amount may be less than or equal to the principal amount. If the Minimum Redemption Amount is less than the principal amount, you may lose a portion of your investment in Currency MITTS.

•	This product supplement describes the general terms of Currency MITTS, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•	For each offering of Currency MITTS, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Exchange Rate Measure, the Participation Rate, the Minimum Redemption Amount, any applicable Capped Value, and certain related risk factors. The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•	Currency MITTS will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, Currency MITTS will not be listed on a securities exchange or quotation system.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer Currency MITTS and will act in a principal capacity in such role.

Currency MITTS are unsecured and are not deposit liabilities of Barclays Bank PLC. Currency MITTS are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. Potential purchasers of Currency MITTS should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement and page S-6 of the accompanying prospectus supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

MITTS® and “Market Index Target-Term Securities®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. Neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about the Currency MITTS, you should not rely on it.

Key Terms:

General:

Currency MITTS are senior debt securities issued by Barclays Bank PLC, and are not guaranteed or insured by the FDIC or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. They rank equally with all of our other unsecured senior debt from time to time outstanding and are not secured by collateral. Any payments due on Currency MITTS, including any repayment of principal, are subject to our credit risk.

The return on Currency MITTS will be based on the performance of an Exchange Rate Measure. Depending upon the terms of your Currency MITTS, if the value of the applicable Exchange Rate Measure decreases, you will receive at least the Minimum Redemption Amount specified in the applicable term sheet.

Each issue of Currency MITTS will mature on the date set forth in the applicable term sheet. We cannot redeem Currency MITTS at any earlier date. We will not make any payments on Currency MITTS until maturity, and you will not receive interest payments.

Exchange Rate Measure:	The Exchange Rate Measure applicable to each offering of Currency MITTS will measure the value of an investment in a currency or a basket (a “Basket”) of currencies (each, an “Underlying Currency” and together, the “Underlying Currencies”) relative to another currency (the “Base Currency”), based on the Exchange Rate (as defined below) of each Underlying Currency.

Exchange Rate Measure Performance:

The performance of the Exchange Rate Measure will be measured according to the percentage change of the Exchange Rate Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

“Starting Value” will be set to 100 on the date when the Currency MITTS are priced for initial sale to the public (the “pricing date”).

We will assign each Underlying Currency a weighting (an “Exchange Rate Weighting”). Each Exchange Rate Weighting will represent a percentage of the Starting Value on the pricing date. The sum of the Exchange Rate Weighting for each Underlying Currency will equal 100%. Therefore, if your Currency MITTS are linked to a single Underlying Currency, its Exchange Rate Weighting will equal 100%. We may assign equal or unequal Exchange Rate Weightings to the applicable Underlying Currencies in a Basket. The Exchange Rate Weighting for each Underlying Currency will be set forth in the term sheet.

“Ending Value” will equal (i) 100 plus (ii) the product of (a) 100 and (b) the sum of the Weighted Return (as defined below) for each Underlying Currency.

Unless otherwise set forth in the applicable term sheet, the “Weighted Return” for each Underlying Currency will be determined by the calculation agent using one of the formulas set forth in the section entitled “Description of Currency MITTS—The Starting Value and the Ending Value—Ending Value.” These formulas compare the Initial Exchange Rate of an Underlying Currency to its Final Exchange Rate (each as defined below), as set forth in the applicable term sheet.

Exchange Rate:	Unless otherwise specified in the applicable term sheet, the “Exchange Rate” for an Underlying Currency will be expressed as the number of units of that Underlying Currency for which one unit of Base Currency can be exchanged.

Initial Exchange Rate:	Unless otherwise specified in the applicable term sheet, for an Underlying Currency, the “Initial Exchange Rate” will be the Exchange Rate of that Underlying Currency as reported on a specified page at a specified time on the pricing date, as determined by the calculation agent and specified in the term sheet.

Final Exchange Rate:

Unless otherwise specified in the applicable term sheet, for an Underlying Currency, the “Final Exchange Rate” will be the Exchange Rate of that Underlying Currency as reported on a specified page at a specified time on the calculation day (as defined below) shortly before the maturity date, as determined by the calculation agent and specified in the term sheet.

If a Non-Publication Event (as defined below) occurs and is continuing on the pricing date or a calculation day, or if certain other events occur, the calculation agent will determine the applicable Exchange Rate as set forth in the section “Description of Currency MITTS—Non-Publication Event.”

Participation Rate:	The rate at which investors participate in the increase in the value of the Exchange Rate Measure, as calculated below. The Participation Rate will be equal to or greater than 100%, and will be set forth in the term sheet.

Capped Value:	The maximum Redemption Amount, if one is applicable to your Currency MITTS. If a Capped Value is applicable to your Currency MITTS, your investment return, if any, is limited to the amount represented by the Capped Value. We will determine the applicable Capped Value on the pricing date.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Exchange Rate Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value, if applicable. If the value of the Exchange Rate Measure does not change or decreases from the Starting Value to the Ending Value, you will receive a Redemption Amount that is less than or equal to the principal amount, subject to the Minimum Redemption Amount.

Any payments due on the Currency MITTS, including repayment of principal, are subject to our credit risk as issuer of Currency MITTS.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows: The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

Minimum Redemption Amount:	The Minimum Redemption Amount may be less than or equal to the principal amount, as specified in the applicable term sheet.

Principal at Risk:	If the Minimum Redemption Amount for your Currency MITTS is less than the principal amount, you may lose a portion of the principal amount of the Currency MITTS. Further, if you sell your Currency MITTS prior to maturity, you may find that the market value per Currency MITTS is less than the price that you paid for the Currency MITTS, and could be less than the Minimum Redemption Amount.

Calculation Agent:	The calculation agent will make all determinations associated with Currency MITTS. We may act as the calculation agent, or we may appoint Merrill Lynch Capital Services, Inc. (“MLCS”) or one of its affiliates to act as the calculation agent for Currency MITTS. Alternatively, we and MLCS or one of its affiliates may act as joint calculation agents for Currency MITTS. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of Currency MITTS—Role of the Calculation Agent.”

Agents:	MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of Currency MITTS and will receive an underwriting discount based on the number of units of Currency MITTS sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of Currency MITTS, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase Currency MITTS.

Listing:	Unless otherwise specified in the applicable term sheet, Currency MITTS will not be listed on a securities exchange or quotation system.

Material U.S. Federal Income Tax Considerations:	Currency MITTS with a term of greater than one year will be subject to federal income tax each year, even though no payments on the Currency MITTS will be made until the maturity date. You are urged to review the section entitled “Material U.S. Federal Income Tax Considerations” and to consult your own tax advisor.

You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your Currency MITTS, as well as the tax and other considerations important to you in making a decision about whether to invest in any Currency MITTS. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in Currency MITTS, to determine whether an investment in Currency MITTS is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell Currency MITTS in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any Currency MITTS.

RISK FACTORS

Your investment in Currency MITTS is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase Currency MITTS should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances. Currency MITTS are not an appropriate investment for you if you are not knowledgeable about the material terms of Currency MITTS or investments in currencies or currency-based securities in general.

General Risks Relating to Currency MITTS

You may not earn a return on your investment and, if the Minimum Redemption Amount is less than the principal amount, then your investment may result in a loss. The payment you will receive on the maturity date on your Currency MITTS will depend on the direction of and percentage change in the value of the Exchange Rate Measure to which your Currency MITTS are linked. If the value of the Exchange Rate Measure decreases from the Starting Value to the Ending Value, you will not receive any positive return on your Currency MITTS, and if the Minimum Redemption Amount is less than the principal amount, your investment will result in a loss.

Your return on Currency MITTS may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on Currency MITTS as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on Currency MITTS may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in Currency MITTS may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

If specified in the applicable term sheet, your investment return, if any, will be limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Exchange Rate Measure. If specified in the applicable term sheet, the appreciation potential of Currency MITTS will be limited to the Capped Value, regardless of the appreciation of the Exchange Rate Measure. In such a case, you will not receive a Redemption Amount greater than the Capped Value. In contrast, a direct investment in the relevant currencies would allow you to receive the full benefit of any appreciation in the value of those currencies.

Payments on Currency MITTS are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of Currency MITTS. Currency MITTS are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Exchange Rate Measure increases from the Starting Value to the Ending Value. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the Currency MITTS.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of Currency MITTS. However, because your return on Currency MITTS depends upon factors in addition to our ability to pay our obligations, such as the value of the Exchange Rate Measure, an improvement in our credit ratings will not reduce the other investment risks related to Currency MITTS.

Our estimated value of your Currency MITTS is based on subjective assumptions which may not materialize and which may prove to be inaccurate. The estimated value of your Currency MITTS, which will be set forth in the applicable term sheet, is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the Currency MITTS that are different from our estimated value.

The estimated value is expected to be based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value set forth in the applicable term sheet may be lower if that estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

The estimated value of your Currency MITTS is expected to be lower than their public offering price. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, an expected hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the Currency MITTS, and the estimated cost which we may incur in hedging our obligations under the Currency MITTS. If you attempt to sell the Currency MITTS prior to maturity, their market value may be lower than the price you paid for the Currency MITTS and lower than the estimated value because the secondary market prices do not include these fees, charges and other amounts, and take into consideration the levels at which our debt securities trade in the secondary market.

The estimated value of the Currency MITTS will not be a prediction of the prices at which MLPF&S or its affiliates, or any of our affiliates or any other third parties, may be willing to purchase the Currency MITTS from you in secondary market transactions. The price at which you may be able to sell your Currency MITTS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions and any trading commissions, and may be substantially less than our estimated value of the Currency MITTS. Any sale prior to the maturity date could result in a substantial loss to you.

We cannot assure you that there will be a trading market for your Currency MITTS. If a secondary market exists, we cannot predict how the Currency MITTS will trade, or whether that market will be liquid or illiquid. The development of a trading market for Currency MITTS will depend on various factors, including our financial performance and changes in the value of the Exchange Rate Measure. The number of potential buyers of your Currency MITTS in any secondary market may be limited. There is no assurance that any party will be willing to purchase your Currency MITTS at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for Currency MITTS, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliate may bid for, offer, purchase, or sell any Currency MITTS may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may affect the prices, if any, at which those Currency MITTS might otherwise trade in the market. In addition, if at any time any agent were to cease acting as a market-maker for any issue of Currency MITTS, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those Currency MITTS could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list Currency MITTS on any securities exchange. Even if an application were made to list your Currency MITTS, we cannot assure you that the application will be approved or that your Currency MITTS will be listed and, if listed, that they will remain listed for their entire term. The listing of Currency MITTS on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Exchange Rate Measure that occur prior to the calculation day. Changes in the value of the Exchange Rate Measure during the term of Currency MITTS before the calculation day will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Exchange Rate Measure will be taken into account. As a result, even if the value of the Exchange Rate Measure has increased at certain times during the term of the Currency MITTS, you may receive a Redemption Amount that, depending on the Minimum Redemption Amount, is less than the principal amount if the Ending Value is less than the Starting Value.

If your Currency MITTS are linked to a Basket, changes in the Exchange Rates of one or more of the Underlying Currencies may be offset by changes in the Exchange Rates of one or more of the other Underlying Currencies. The Exchange Rate Measure of your Currency MITTS may be a Basket. In such a case, changes in the Exchange Rates of one or more of the Underlying Currencies may not correlate with changes in the Exchange Rates of one or more of the other Underlying Currencies. The Exchange Rates of one or more of the Underlying Currencies may increase, while the Exchange Rates of one or more of the other Underlying Currencies may decrease or not increase as much. Therefore, in calculating the value of the Exchange Rate Measure at any time, increases in the Exchange Rate of one Underlying Currency may be moderated or wholly offset by decreases or lesser increases in the Exchange Rates of one or more of the other Underlying Currencies. If the Exchange Rate Weightings of the applicable Underlying Currencies are not equal, adverse changes in the Exchange Rates of the Underlying Currencies which are more heavily weighted could have a greater impact upon your Currency MITTS.

If you attempt to sell Currency MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount and the Minimum Redemption Amount. The limited protection against the risk of losses provided by the Minimum Redemption Amount will only apply if you hold Currency MITTS to maturity. You have no right to have your Currency MITTS redeemed prior to maturity. If you wish to liquidate your investment in Currency MITTS prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your Currency MITTS or no market at all. Even if you were able to sell your Currency MITTS, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of Currency MITTS, assuming all other conditions remain constant.

•	Value of the Exchange Rate Measure. We anticipate that the market value of Currency MITTS prior to maturity generally will depend to a significant extent on the applicable Exchange Rates. In general, it is expected that the market value of Currency MITTS will decrease as the value of the Exchange Rate Measure decreases, and increase as the value of the Exchange Rate Measure increases. However, as the value of the Exchange Rate Measure increases, the market value of Currency MITTS may decrease or may not increase at the same rate. If you sell your Currency MITTS when the value of the Exchange Rate Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the principal amount and the Minimum Redemption Amount of your Currency MITTS.

In addition, if a Capped Value is specified in the applicable term sheet, because the Redemption Amount will not exceed that Capped Value, we do not expect that the Currency MITTS will trade in any secondary market at a price that is greater than the Capped Value.

•	Exchange Rate Movements. The Exchange Rate for an Underlying Currency represents the number of units of that Underlying Currency for which one unit of the Base Currency can be exchanged. The Exchange Rate for an Underlying Currency increases when that Underlying Currency weakens relative to the Base Currency, and decreases when that Underlying Currency strengthens relative to the Base Currency. Changes in the Exchange Rates could have a negative impact on the market value of Currency MITTS.

•	Volatilities of the Exchange Rates. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Exchange Rate for an Underlying Currency may have an adverse impact on the market value of Currency MITTS. Even if the value of the Exchange Rate Measure increases after the applicable pricing date, if you are able to sell your Currency MITTS before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the Exchange Rates will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States and the non-U.S. countries in which the relevant currencies are issued or used, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect the foreign exchange markets generally, may affect the value of the Exchange Rate Measure and the market value of Currency MITTS.

•	Interest Rates. We expect that changes in interest rates will affect the market value of Currency MITTS. In general, if U.S. interest rates increase, we expect that the market value of Currency MITTS will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of Currency MITTS will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the Currency MITTS. The levels of and changes in the levels of interest rates in the countries in which each Base Currency and each Underlying Currency are issued or used may affect the economies of these countries, and in turn, the applicable Exchange Rates, which may adversely affect the market value of Currency MITTS.

•	Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the Currency MITTS. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the Currency MITTS. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of Currency MITTS.

•	Time to Maturity. There may be a disparity between the market value of the Currency MITTS prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Exchange Rate Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the Currency MITTS will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents and our respective affiliates may affect your return on the Currency MITTS and their market value. We, the agents, and our respective affiliates, may buy or sell the relevant currencies, or futures or options contracts on those currencies. We may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under Currency MITTS. These transactions could affect the applicable Exchange Rates and, in turn, the value of the Exchange Rate Measure in a manner that could be adverse to your investment in Currency MITTS. On or before the applicable pricing date, any purchases or sales by us, the agents, and our respective affiliates, or others on our or their behalf may increase or decrease the Exchange Rate of an Underlying Currency. Consequently, the Exchange Rate of that Underlying Currency may change subsequent to the pricing date of an issue of Currency MITTS, adversely affecting the market value of Currency MITTS.

We, the agents, or one or more of our respective affiliates may also engage in hedging activities that could increase the value of the Exchange Rate Measure on the applicable pricing date. In addition, these activities may increase or decrease the market value of your Currency MITTS prior to maturity, including on the calculation day, and may affect the Redemption Amount. We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in Currency MITTS, and may hold or resell Currency MITTS. For example, the agents may enter into these transactions in connection with any market-making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Exchange Rate Measure or the market value of your Currency MITTS prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you. We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Exchange Rate Measure and the relevant currencies that are not for your account or on your behalf. We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Exchange Rate Measure or one or more of the relevant currencies. In addition, in the ordinary course of their business activities, the agents and their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative positions) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending relationship with us. In order to hedge such exposure, the agents may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially Currency MITTS. Any such short positions could adversely affect future trading prices of Currency MITTS. These trading and other business activities may present a conflict of interest between your interest in Currency MITTS and the interests we, the agents, and our respective affiliates may have in our proprietary accounts, in facilitating transactions for our or their other customers, and in accounts under our or their management. These trading and other business activities may have an adverse effect on the value of the Exchange Rate Measure or Currency MITTS.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Currency MITTS. We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of Currency MITTS. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to Currency MITTS and the applicable Exchange Rate Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We, the agents, or our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of Currency MITTS increases or decreases or whether the Redemption Amount on Currency MITTS is more or less than the principal amount of Currency MITTS.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We may be the calculation agent or act as joint calculation agent for Currency MITTS and, as such, will determine the Initial Exchange Rate, the Final Exchange Rate and the Weighted Return of each Underlying Currency, the Starting Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Non-Publication Event has occurred, or the calculations related to the replacement of any related currencies. See the sections entitled “Description of Currency MITTS—Non-Publication Event,” and “—Successor Currencies.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLCS or one of its affiliates to act as the calculation agent or as joint calculation agent for Currency MITTS. As the calculation agent or joint calculation agent, MLCS or one of its affiliates will have discretion in making various determinations that affect your Currency MITTS. The exercise of this discretion by the calculation agent could adversely affect the value of your Currency MITTS and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the Currency MITTS and their market value” and “—Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you” above.

U.S. taxpayers holding Currency MITTS with a maturity of more than one year will be required to pay taxes on their Currency MITTS each year and any gain recognized in respect of the Currency MITTS will generally be ordinary income. Currency MITTS with a maturity of more than one year will generally be reported as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Accordingly, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of such Currency MITTS based on the comparable yield for your Currency MITTS, even though you will not receive any payments with respect to the Currency MITTs until maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize upon the sale or maturity of such Currency MITTS will be ordinary income. If you are a secondary purchaser of such Currency MITTS, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

For further discussion, please review the section entitled “Material U.S. Federal Income Tax Considerations” below.

Risks Relating to the Exchange Rate Measure

You must rely on your own evaluation of the merits of an investment linked to the applicable Exchange Rate Measure. In the ordinary course of their businesses, we, the agents, and our respective affiliates may have expressed views on expected movements in the relevant currencies, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the relevant currencies may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning the relevant currencies from multiple sources, and you should not rely on our views or the views expressed by these entities.

The Redemption Amount will depend on the applicable Exchange Rates, which are affected by many complex factors outside of our control. The value of any Exchange Rate may be affected by complex political and economic factors. Each Exchange Rate is at any moment a result of the supply and demand for the applicable Underlying Currency relative to the applicable Base Currency, and changes in an Exchange Rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each Underlying Currency or Base Currency, including economic, financial, regulatory, social, and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments in those countries and other countries important to international trade and finance.

Certain relevant information relating to the countries that have issued one or more of the relevant currencies may not be as well-known or as rapidly or thoroughly reported in the U.S. as is comparable information relating to the U.S. economy. You should be aware of the possible lack of availability of important information that can affect the value of the applicable currencies, particularly relative to the U.S. dollar, and you may need to make special efforts to obtain that information on a timely basis.

The Exchange Rate Measure on which your Currency MITTS are based could be affected by the actions of the applicable governments. Foreign exchange rates can be either fixed by sovereign governments or floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. The applicable governments may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter an exchange rate or relative exchange characteristics by devaluating or revaluating that currency. As a result, a special risk in purchasing Currency MITTS is that their liquidity, market value, and Redemption Amount could be affected by the actions of those governments, which could change or interfere with otherwise freely determined currency valuation, fluctuations in response to other market forces, and the movement of such currencies across borders. Unless otherwise set forth in the applicable term sheet, there will be no adjustment or change in the terms of your Currency MITTS in the event that an Exchange Rate should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting any relevant currency (except for the limited instance of the issuance of a replacement currency, as more fully described below in the section entitled “Description of Currency MITTS—Successor Currencies”).

Even though currencies trade around-the-clock, Currency MITTS will not trade around-the-clock and the prevailing market prices for Currency MITTS may not reflect the underlying Exchange Rates. The interbank market in foreign currencies is a global, around-the-clock market, which will not be the case for Currency MITTS. The hours of trading for your Currency MITTS will not conform to the hours during which any applicable currency is traded. Significant price and rate movements may take place in the applicable foreign exchange markets that will not be reflected immediately in the market price of your Currency MITTS. The possibility of these movements should be taken into account in relating the value of your Currency MITTS to movements occurring in the applicable foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information. However, this information will not necessarily be reflected in the value of the applicable Exchange Rates used to calculate the Redemption Amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for you to obtain timely, accurate data about the state of the applicable foreign exchange markets.

Suspensions or disruptions of market trading in the applicable currencies may adversely affect the value of Currency MITTS. The currency markets are subject to temporary distortions and other disruptions due to a variety of factors. These factors include government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. Any of these factors could impact the value of the applicable currencies and, therefore, adversely affect the value of Currency MITTS.

Other Risk Factors Relating to the Applicable Exchange Rate Measure

The applicable term sheet may set forth additional risk factors as to the Exchange Rate Measure that you should review prior to purchasing Currency MITTS.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of Currency MITTS for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under Currency MITTS.

DESCRIPTION OF CURRENCY MITTS

General

Each issue of Currency MITTS will be part of a series of medium-term notes entitled “Global Medium-Term Notes, Series A” that will be issued under the senior debt indenture, as amended and supplemented from time to time. The senior debt indenture is described more fully in the prospectus and prospectus supplement. The following description of Currency MITTS supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Medium-Term Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of the Currency MITTS and the aggregate principal amount of each issue of Currency MITTS will be stated in the term sheet.

We will not pay interest on Currency MITTS. Depending on the terms of the Currency MITTS, they may not guarantee full return of principal at maturity. Currency MITTS will be payable only in U.S. dollars.

Prior to the maturity date, Currency MITTS are not redeemable by us or repayable at the option of any holder. Currency MITTS are not subject to any sinking fund.

We will issue Currency MITTS in the denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of Currency MITTS will be set forth in the applicable term sheet. You may transfer Currency MITTS only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of Currency MITTS, you will receive a Redemption Amount, denominated in U.S. dollars. The “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If so specified in the applicable term sheet, the Redemption Amount will not exceed a “Capped Value” set forth in the term sheet.

•	If the Ending Value is equal to or less than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

The “Participation Rate” will be equal to or greater than 100%, unless otherwise set forth in the applicable term sheet.

The “Minimum Redemption Amount” may be less than or equal to the principal amount, as specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount and the Ending Value is less than the Starting Value, you will lose a portion of your investment in Currency MITTS.

Each term sheet will provide examples of Redemption Amounts based on hypothetical Ending Values, and, if applicable, Capped Values.

The term sheet will set forth information as to the specific Exchange Rate Measure, including information as to the historical values of the Exchange Rate Measure and the applicable Exchange Rates. However, those historical values are not indicative of the future performance of the Exchange Rate Measure or the applicable Exchange Rates, or the performance of your Currency MITTS.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will be set to 100 on the pricing date.

We will assign each Underlying Currency a weighting (an “Exchange Rate Weighting”) as follows:

•	If the Exchange Rate Measure consists of a single Underlying Currency, its Exchange Rate Weighting will be 100%.

•	If the Exchange Rate Measure is a Basket, then the sum of the Exchange Rate Weightings for the Underlying Currencies will equal 100%. We may assign equal or unequal Exchange Rate Weightings to the Underlying Currencies in a Basket.

In each case, the Exchange Rate Weightings will be set forth in the applicable term sheet. The Exchange Rate Weightings will be fixed on the pricing date, and will not change during the term of Currency MITTS.

Ending Value

Unless otherwise specified in the term sheet, the “Ending Value” will equal (i) 100 plus (ii) the product of (a) 100 and (b) the sum of the Weighted Return for each Underlying Currency.

Unless otherwise specified in the term sheet, the “Weighted Return” for each Underlying Currency will be determined by the calculation agent using one of the following formulas:

The applicable formula will depend upon the market convention used for quoting the applicable Exchange Rate, and the terms of the applicable Currency MITTS, and will be set forth in the applicable term sheet.

The formulas in (a) and (b) above will result in the Weighted Return being negative when the Underlying Currency strengthens relative to the Base Currency, and being positive when the Underlying Currency weakens relative to the Base Currency. Unless otherwise set forth in the applicable term sheet, the formulas in (c) and (d) above will result in the Weighted Return being positive when the Underlying Currency strengthens relative to the Base Currency and being negative when the Underlying Currency weakens relative to the Base Currency.

Determination of Exchange Rates

Unless otherwise specified in the applicable term sheet:

•	the “Exchange Rate” for an Underlying Currency will be expressed as the number of units of that Underlying Currency for which one unit of Base Currency can be exchanged, as set forth in the term sheet.

•	the “Initial Exchange Rate” will be the Exchange Rate of the Underlying Currency as reported on the specified page at the specified time on the pricing date, as determined by the calculation agent.

•	the “Final Exchange Rate” will be the Exchange Rates of the Underlying Currency as reported on the specified page at the specified time on the calculation day.

If so specified in the applicable term sheet, the Exchange Rate may be determined by reference to two different exchange rates. For example, to determine the Brazilian real/euro exchange rate, we may multiply the Brazilian real/U.S. dollar exchange rate by the U.S. dollar/euro exchange rate.

A “calculation day” will be a business day (as defined below), a Currency Business Day (as defined below), or a day which is both a business day and a Currency Business Day, that occur shortly before the maturity date. The calculation day will be set forth in the term sheet.

A “business day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

A “Currency Business Day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in any of the countries which issue the applicable currency are authorized or required by law, regulation, or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits.

Non-Publication Event

Unless otherwise set forth in the term sheet, for an Underlying Currency, if the following events occur (each, a “Non-Publication Event”):

•	the Exchange Rate, or one or more of the relevant exchange rates used to calculate the applicable Exchange Rate, is not quoted on the specified page at the specified time on the pricing date (for purposes of determining the Initial Exchange Rate); or

•	the calculation agent determines that the scheduled calculation day is not a business day or a Currency Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the Exchange Rate, or one or more of the relevant exchange rates, is not quoted on the specified page at the specified time on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate or the Final Exchange Rate for that Underlying Currency, as applicable, on the next applicable Currency Business Day on which the Exchange Rate, or the relevant exchange rate that is affected by a Non-Publication Event, is so quoted. For the avoidance of doubt, with respect to the relevant exchange rate that is not affected by a Non-Publication Event, its value on the pricing date (for purpose of determining the Initial Exchange Rate) or the scheduled calculation day (for purpose of determining the Final Exchange Rate) will be used to calculate the applicable Exchange Rate.

However, in no event will the determination of the Exchange Rate for any Underlying Currency be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate).

If, following a Non-Publication Event and postponement as described above, the Exchange Rate for any Underlying Currency or any relevant exchange rate remains not quoted on the final determination date, the Initial Exchange Rate or the Final Exchange Rate for that Underlying Currency, as applicable, will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate for that Underlying Currency on the applicable final determination date (and, in the case of the Final Exchange Rate, the applicable Weighted Return of that Underlying Currency and the Ending Value) in a manner which the calculation agent considers commercially reasonable under the circumstances.

Successor Currencies

If a Base Currency applicable to your Currency MITTS is replaced by a successor monetary unit (the “New Currency”) as the legal tender of the Base Currency’s country or jurisdiction, the calculation agent will calculate the Ending Value by using the exchange rate of the applicable Underlying Currency relative to the New Currency on the calculation day, multiplied by a fraction, the numerator of which will be “1” and the denominator of which will be the number of units of the applicable Base Currency represented by one unit of the New Currency. Conversely, in the event an Underlying Currency applicable to your Currency MITTS is replaced by a New Currency, the calculation agent will calculate the Ending Value by using the exchange rate of the New Currency relative to the applicable Base Currency on the calculation day, multiplied by the number of units of the applicable Underlying Currency represented by one unit of the New Currency. No other changes will be made to the terms of your Currency MITTS as a result of such replacement.

As an example of the calculation described above, if a Base Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that Base Currency, the Ending Value would be calculated by using the applicable exchange rate of the applicable Underlying Currency (relative to the New Currency) multiplied by 1/1,000. Alternatively, if an Underlying Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that Underlying Currency, the Ending Value would be calculated by using the applicable exchange rate of the New Currency (relative to the applicable Base Currency) multiplied by 1,000.

If a Base Currency or an Underlying Currency is replaced by two or more currencies, the calculation agent may select as the New Currency the currency resulting from that division (or a basket of two or more currencies resulting from that division) that it determines in good faith to be commercially reasonable under the circumstances, and may make such other adjustments to the terms of the Currency MITTS as it determines to be appropriate to reflect that event.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding Currency MITTS as described in this product supplement, including determinations regarding the Initial Exchange Rate, the Final Exchange Rate and the Weighted Return of each Underlying Currency, the Starting Value, the Ending Value, the Redemption Amount, any Non-Publication Events, any New Currencies, business days, and Currency Business Days. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint MLCS or one of its affiliates to act as the calculation agent for Currency MITTS. Alternatively, we and MLCS or one of its affiliates may act as joint calculation agents for Currency MITTS. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

Currency MITTS will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of Currency MITTS in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the Currency MITTS are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior debt indenture. If such an event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of Currency MITTS upon any acceleration permitted under the senior debt indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if Currency MITTS matured on the date of acceleration. If a voluntary or involuntary liquidation, bankruptcy, insolvency, or any analogous proceeding is filed with respect to the issuer, then depending on the applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above. In case of a default in payment of Currency MITTS, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, Currency MITTS will not accrue any default or other interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the Currency MITTS will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of Currency MITTS. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to a distribution agreement described in the “Plan of Distribution” beginning on page S-116 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of Currency MITTS sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase Currency MITTS.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of Currency MITTS, and you should not rely upon this product supplement or the term sheet, or any accompanying prospectus or prospectus supplement, as investment advice or a recommendation to purchase any Currency MITTS. You should make your own investment decision regarding Currency MITTS after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any Currency MITTS after their initial sale solely for the purpose of providing investors with the description of the terms of Currency MITTS that were made available to investors in connection with the initial distribution of Currency MITTS. Secondary market investors should not, and will not be authorized to, rely on these documents for information regarding Barclays Bank PLC or for any purpose other than that described in the immediately preceding sentence.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. This discussion applies to you only if you hold your Currency MITTS as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Currency MITTS as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells Currency MITTS as part of a wash sale for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any particular offering of Currency MITTS may also have features or terms that cause the U.S. federal income tax treatment of such Currency MITTS to differ materially from the discussion below. If such features are applicable to any particular offering of Currency MITTS, the applicable term sheet will so state and discuss the U.S. federal income treatment of that offering. This discussion also assumes that each offering of Currency MITTS will be issued according to procedures that will allow all Currency MITTS in that offering to be treated, under relevant U.S. Treasury regulations, as part of the same “issue.” In addition, the opinion of our counsel referenced below will only apply to a particular offering of Currency MITTS if it is so stated in the applicable term sheet. Accordingly, you should carefully review the section of the applicable term sheet entitled “Material U.S. Federal Income Taxation Considerations”.

This discussion deals only with Currency MITTS that are due to mature no more than 30 years from their date of issue. In addition, in the absence of a statement to the contrary in the applicable term sheet, this disclosure applies only to the U.S. federal income tax treatment of Currency MITTS with a Minimum Redemption Amount that is equal to or greater than 90% of their issue price. Furthermore, this discussion only addresses Currency MITTS with a term of more than one year. For a discussion of the U.S. federal income tax consequences of acquiring, holding and disposing of Currency MITTS with a term of one year or less, please refer to the applicable term sheet.

If a partnership holds Currency MITTS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Currency MITTS should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in Currency MITTS.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in Currency MITTS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except as noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of Currency MITTS and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL, OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE CURRENCY MITTS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE CURRENCY MITTS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE CURRENCY MITTS, INCLUDING THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC, Currency MITTS with a term of more than one year and with a Minimum Redemption Amount that is equal to or greater than 90% of their issue price will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under applicable U.S. Treasury regulations governing debt instruments with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Currency MITTS will not be foreign currency denominated debt instruments because the “predominant” currency of the Currency MITTS is the U.S. dollar. Accordingly, we will treat the Currency MITTS as being denominated in U.S. dollars, and we will treat payments on the Currency MITTS determined by reference to the performance of the Exchange Rate Measure as contingent payments under the special federal income tax rules applicable to contingent payment debt instruments. Under these rules, you generally will be required to accrue interest on a current basis in respect of the Currency MITTS over their term based on the comparable yield for the Currency MITTS and pay tax accordingly, even though you will not receive any payments from us until maturity.

Barclays Bank PLC will provide the comparable yield for the Currency MITTS in the applicable term sheet. The amount of interest that you will be required to include in income in each accrual period for the Currency MITTS will equal the product of the adjusted issue price for the Currency MITTS at the beginning of the accrual period and the comparable yield for the Currency MITTS for such period. The adjusted issue price of the Currency MITTS generally will equal the principal amount for the Currency MITTS plus any interest that has accrued on the Currency MITTS under the rules governing contingent payment debt instruments.

In addition to accruing interest income in accordance with the comparable yield provided by Barclays Bank PLC, you will be required to make adjustments (as described below) if the actual amount you receive in any taxable year differs from the projected payment schedule provided by Barclays Bank PLC.

You are required to use the comparable yield provided by Barclays Bank PLC in determining your interest accruals in respect of the Currency MITTS, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield.

The comparable yield is not provided to you for any purpose other than the determination of your interest accruals in respect of the Currency MITTS, and is neither a prediction nor a guarantee of what the actual yield will be. Any Internal Revenue Service Form 1099-OID accrued interest will be based on such comparable yield.

Secondary Purchasers. If you purchase Currency MITTS for an amount that differs from the Currency MITTS’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Currency MITTS and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If your Currency MITTS are listed on an exchange, you may (but are not required to) allocate the difference pro rata to interest accruals over the remaining term of your Currency MITTS to the extent that the yield on the Currency MITTS, determined after taking into account amounts allocated to interest, is not less than the applicable U.S. federal rate for your Currency MITTS. The applicable U.S. federal rate will be (i) the U.S. federal short-term rate if your Currency MITTS are expected to mature within three years of the date you purchase your Currency MITTS, (ii) the U.S. federal mid-term rate if your Currency MITTS are expected to mature between three years and nine years from the date you purchase your Currency MITTS, or (iii) the U.S. federal long-term rate if your Currency MITTS are expected to mature more than nine years from the date you purchase your Currency MITTS. These rates are published monthly by the U.S. Secretary of the Treasury and are intended to approximate the average yield on short-term, mid-term and long-term U.S. government obligations, respectively.

If you purchase Currency MITTS for an amount that is less than the adjusted issue price of the Currency MITTS, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph. If you purchase the Currency MITTS for an amount that is greater than the adjusted issue price of the Currency MITTS, you must make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Internal Revenue Service Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Currency MITTS at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Internal Revenue Service Form 1099-OID.

Treatment Upon Sale or Maturity. You will recognize gain or loss upon the sale or maturity of the Currency MITTS in an amount equal to the difference, if any, between the amount received at such time and your adjusted basis in the Currency MITTS. In general, your adjusted basis in the Currency MITTS will equal the amount you paid for the Currency MITTS, increased by the amount of interest you previously accrued with respect to the

Currency MITTS (in accordance with the comparable yield for the Currency MITTS), increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Currency MITTS under the rules set forth above under “—Secondary Purchasers”. Any gain you may recognize upon the sale or maturity of the Currency MITTS will be ordinary interest income. Any loss you may recognize upon the sale of the Currency MITTS will be ordinary loss to the extent the interest you included as income in the current or previous taxable years in respect of the Currency MITTS, and thereafter will be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize that ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. person that recognizes a loss with respect to a debt security that is attributable to changes in the spot exchange rate of a foreign currency may be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Currency MITTS.

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Currency MITTS. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments treated as interest at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in Currency MITTS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“Similar Laws”). The fiduciaries of plans subject to Similar Laws should also consider the foregoing and ensuing issues in general terms as well as any further issues arising under the applicable Similar Laws.

In addition, we, the agents and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Currency MITTS are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the Currency MITTS are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the Currency MITTS. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the Currency MITTS may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Currency MITTS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Currency MITTS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Currency MITTS on behalf of or with plan assets of any Plan or any plan subject to Similar Laws or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code or Similar Laws.

Further, any person acquiring or holding the Currency MITTS on behalf of any Plan or with any assets of a Plan shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the Currency MITTS, (y) none of us, MLPF&S, or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the Currency MITTS on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Currency MITTS that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any Similar Laws) with respect to the acquisition, holding or disposition of the Currency MITTS, or as a result of any exercise by us or our affiliates of any rights in connection with the Currency MITTS, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the Currency MITTS and the transactions contemplated with respect to the Currency MITTS, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the Currency MITTS is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such Currency MITTS and not a fiduciary to such purchaser. Purchasers of the Currency MITTS have exclusive responsibility for ensuring that their purchase, holding, and disposition of the Currency MITTS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Currency MITTS on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.